Harris W. Widmer Charles E. Nord Stanley N. Sandvik Terrence P. Delaney Robert D. Dale Michael T. Schmitz Tracee S. Buethner

Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To the Board of Directors

INREIT Real Estate Investment Trust

Minot, North Dakota

We consent to the use of our report dated March 12, 2012, with respect to the consolidated balance sheets of INREIT Real Estate Trust as of December 31, 2011 and 2010, and the related statements of operations, shareholders’ equity and comprehensive income and cash flows for the years ended December 31, 2011 and 2010, and the related Supplementary Depreciation Schedule, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ Widmer Roel PC

Fargo, North Dakota

July 20, 2012

4334 18th Avenue S., Suite 101 — Fargo, ND 58103-7414 Phone: (701) 237-6022 — (888) 237-6022 — Fax: (701) 280-1495 — www.widmerroelcpa.com